Exhibit 2.3

Dated 9 May 2005

(1)  NTL GROUP LIMITED

(2)  MS IRISH CABLE HOLDINGS B.V.

ASSET TRANSFER AGREEMENT

CONTENTS

Clause

1.	DEFINITIONS AND INTERPRETATION
2.	AGREEMENT TO TRANSFER
3.	CONSIDERATION
4.	COMPLETION
5.	TITLE, RISK AND INSURANCE
6.	ASSIGNMENT OF BENEFITS AND ASSUMPTION OF BURDENS
7.	ASSUMED LIABILITIES
8.	RIGHTS UNDER SHARED CORE CONTRACTS
9.	RECORDS
10.	POST-COMPLETION
11.	FURTHER ASSURANCE
12.	APPLICABLE LAW AND JURISDICTION
13.	ENTIRE AGREEMENT
14.	NO PARTNERSHIP OR AGENCY
15.	VARIATIONS AND WAIVERS
16.	ASSIGNMENT
17.	COUNTERPARTS
18.	THIRD PARTY RIGHTS
19.	COSTS AND VAT
20.	NOTICES

SCHEDULES

1.	COMPLETION OBLIGATIONS
2.	ADDITIONAL PROPERTIES
3.	ADDITIONAL CONTRACTS
4.	NETWORK EQUIPMENT
5.	APPORTIONMENT OF CONSIDERATION

ANNEXURE

ADDITIONAL DUCTS

THIS ASSET TRANSFER AGREEMENT is made on 9 May 2005

BETWEEN:

(1)                                          NTL GROUP LIMITED, incorporated in England and Wales, with registered number 2591237, whose registered office is at NTL House, Bartley Wood Business Park, Hook, Hampshire RG27 9UP (“NGL”); and

(2)                                          MS IRISH CABLE HOLDINGS B.V., incorporated in The Netherlands, with registered number 34225555, whose registered office is at Locatellikade 1, 1076AZ, Amsterdam, The Netherlands (the “Buyer”).

WHEREAS:

(A)                                        A sale and purchase agreement (the “Sale and Purchase Agreement”) dated today’s date was executed between NGL, ntl Irish Holdings Limited, ntl (Chichester) Limited and the Buyer in relation to, inter alia, the shares in each of ntl Communications (Ireland) Limited (“Communications”) and ntl Irish Networks Limited and the Additional Assets (as such term is defined below).

(B)                                        Under the terms of the Sale and Purchase Agreement, NGL has agreed to sell or procure the sale by the relevant members of the NTL Group of, and the Buyer has agreed to purchase, the Additional Assets on the terms and subject to the conditions of this Agreement.

IT IS AGREED as follows:

1.                                               DEFINITIONS AND INTERPRETATION

1.1                                        Words and expressions used in this Agreement shall have the meanings given to them below:

Additional Assets	all of the assets to be transferred to the Buyer pursuant to clause 2.1 of this Agreement.

Additional Contracts	those contracts listed in Schedule 3.

Additional Ducts	those ducts marked in green on the plans set out in the Annexure to this Agreement.

Additional Network Assets	(a) the Additional Ducts; (b) the Nortel Switch; and (c) the Network Equipment but not, for the avoidance of doubt, the Chambers.

Additional Properties	the leasehold properties listed in Part I of Schedule 2.

Assets Consideration	the purchase price for the Additional Assets specified in clause 3.1.1.

Asset Sharing Agreement	has the meaning given in the Sale and Purchase Agreement.

Assumed Liabilities	subject to clause 7.1, all Liabilities of the NTL Group relating and/or attached to the Additional Assets and the Processor Licences (other than in respect of Taxation).

Business Day	any day other than a Saturday, Sunday or bank or public holiday in England or Ireland.

Buyer’s Group	has the meaning given in the Sale and Purchase Agreement.

Chambers	means the access chambers to the Additional Ducts numbered 1 to 59 inclusive which are more particularly described in the plans in the Annexure to this Agreement.

Completion	completion of the sale and purchase of the Additional Assets pursuant to this Agreement.

Completion Date	means the date on which Completion occurs in accordance with clause 4.

Core Business	has the meaning given in the Sale and Purchase Agreement.

Core Group	has the meaning given in the Sale and Purchase Agreement.

Fittings

all fixtures, fittings and furnishings owned by the Core Group in each Additional Property (but excluding 28 racks which are situated at the West Corner Unit and which will be retained by members of the Core Group).

Group	in relation to a company, that company, its parent undertakings (if any) from time to time and the subsidiary undertakings of such company and its parent undertakings from time to time.

Irish Cable Business	has the meaning given in the Sale and Purchase Agreement.

Liabilities

all liabilities, duties and obligations of every description, whether deriving from contract, common law, statute or otherwise, whether present or future, actual or contingent, ascertained or unascertained and whether owed or incurred severally or jointly and as principal or surety (including, without limitation, all contingent and actual liabilities under warranty claims, service credits, accruals and deferred income).

NTL Group	has the meaning given in the Sale and Purchase Agreement.

Network Equipment	the assets listed in Schedule 4.

Nortel Switch	the Nortel DMS 100 Transit Switch (incorporating the SS8 Model 640 voicemail platform) together with any spare parts in relation thereto, in each case situated at the West Corner Unit.

Oracle Licence	the Software Licence and Services Agreement dated 7 May 1999 as varied 1 July 1999 and 31 January 2005 between (1) Oracle Corporation UK Limited and (2) NGL.

Permitted Security Interest	has the meaning given in the Sale and Purchase Agreement.

Processor Licences	has the meaning given in clause 4.3.

Security Interest	has the meaning given in the Sale and Purchase Agreement.

Shared Core Contract	has the meaning given in the Asset Sharing Agreement.

Target Group	has the meaning given in the Sale and Purchase Agreement.

Taxation	has the meaning given in the Sale and Purchase Agreement.

Transferors	has the meaning given in clause 2.1.

VAT	value added tax.

West Corner Unit	the West Unit, Willsborough Industrial Estate, Clonshaugh, County Dublin, Ireland, as more particularly described in Schedule 2.

1.2                                        Unless the context requires otherwise or such words and expressions are otherwise expressly defined in this Agreement, words and expressions defined in or having a meaning provided by the Companies Act 1985 at the date of this Agreement shall have the same meaning in this Agreement.

1.3                                        Unless the context requires otherwise, references in this Agreement to:

1.3.1                                                any of the masculine, feminine and neuter genders shall include other genders;

1.3.2                                                a “person” shall include a reference to any natural person, body corporate (including, without limitation, a limited liability company), unincorporated association, partnership and trust and its successors in title and permitted assigns;

1.3.3                                                a company shall include reference to any body corporate;

1.3.4                                                any statute or statutory provision shall be deemed to include any instrument, order, regulation or direction made or issued under it and shall be construed so as to include a reference to the same as it may have been, or may from time to time be, amended, modified, consolidated or re-enacted except to the extent that any amendment or modification made after the date of this Agreement would increase any liability or impose any additional obligation upon the Sellers under this Agreement;

1.3.5                                                any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall, in respect of any jurisdiction other than that of England, be deemed to include what most nearly approximates in that jurisdiction to the English legal term;

1.3.6                                                any time or date shall be construed as a reference to the time or date prevailing in England;

1.3.7                                                a particular government or statutory authority shall include any entity which is a successor to that authority; and

1.3.8                                                references to Ireland exclude Northern Ireland.

1.4                                        The headings in this Agreement are for convenience only and shall not affect its meaning. References to a “clause”, “Schedule” or “paragraph” are (unless otherwise stated) to a clause of or Schedule to this Agreement and to a paragraph of the relevant Schedule.  The Schedules and the Annexure form part of this Agreement and shall have the same force and effect as if expressly set out in the body of this Agreement.

1.5                                        A document expressed to be “in the approved terms” means a document, the terms of which have been approved by the parties and a copy of which has been initialled by or on behalf of NGL and the Buyer.

2.                                               AGREEMENT TO TRANSFER

2.1                                        With effect from Completion (save as otherwise provided by this Agreement), NGL agrees to transfer or procure the transfer to the Buyer by the relevant members of the NTL Group which own the Additional Assets (the “Transferors”) of such interest and rights as NGL or the Transferors (as applicable) have at Completion in the following Additional Assets free from any Security Interest (other than a Security Interest to be released on or prior to Completion):

2.1.1                                                the Additional Network Assets;

2.1.2                                                subject to Schedule 2, the Additional Properties, together with all ownership rights in the Fittings;

2.1.3                                                subject to clause 6, the benefit (subject to the burden) (so far as they can lawfully be assigned, transferred to or held in trust for the Buyer) of the Additional Contracts; and

2.1.4                                                any insurance proceeds provided for in clause 5.5,

in each case together with all such rights and advantages of NGL or the Transferors attaching to the same, to the intent that the same shall be transferred and thereafter belong to the Buyer in accordance with clause 5.

2.2                                        Nothing in this Agreement shall pass to the Buyer, or shall be construed as acceptance by the Buyer of, any Liability, debt or other obligation of NGL or any Transferor, other than the Assumed Liabilities as expressly set out in this Agreement.

2.3                                        For the avoidance of doubt nothing in this Agreement shall pass to the Buyer, or be construed as an acceptance by the Buyer of any Taxation for which NGL or any Transferor is liable, whether or not then due.

3.                                               CONSIDERATION

3.1                                        In consideration of the sale of the Additional Assets, the Buyer shall:

3.1.1                                                pay to NGL (for itself and on behalf of the Transferors) in cash on Completion the sum of €2,277,814 (two million, two hundred and seventy seven thousand, eight hundred and fourteen euro) (“Assets Consideration”); and

3.1.2                                                assume responsibility for the satisfaction of the Assumed Liabilities pursuant to clause 7 of this Agreement.

3.2                                        The apportionment of the Assets Consideration referred to in clause 3.1.1 shall be as set out in Schedule 5.

4.                                               COMPLETION

4.1                                        Completion shall take place at the offices of the Sellers’ Irish Solicitors (as such term is defined in the Sale and Purchase Agreement) at the same time as completion takes place pursuant to the Sale and Purchase Agreement.

4.2                                        On Completion, NGL and the Buyer shall each perform their respective obligations in accordance with and as set out in Schedule 1.

4.3                                        With effect from Completion, NGL shall grant to the Buyer or a member of the Target Group (as the Buyer may direct) a sub-licence in respect of 58 individual Oracle Database Enterprise Edition processor licences (the “Processor Licences”) under the terms of the Oracle Licence, such sub-licence being for the unexpired term of the Processor Licences and otherwise on terms consistent with and in compliance with the Oracle Licence. As soon as reasonably practicable following Completion, NGL shall notify the Buyer in writing of the fee payable by the Buyer in consideration of the sub-licence so granted (such amount being calculated on a pro rata basis by reference to the licence fees payable by NGL to Oracle Corporation UK Limited in respect of the Processor Licences for the period from Completion until expiry of the Processor Licences).  As soon as reasonably practicable and, in any event within 10 Business Days of receipt by the Buyer of such notice, the Buyer shall pay the amount specified in such notice to the Buyer to the bank account detailed in Part II of Schedule 1.  For the avoidance of doubt the sub-licence granted under this clause 4.3 shall automatically end on termination or expiry of the Oracle Licence.

5.                                               TITLE, RISK AND INSURANCE

5.1                                        NGL shall procure that the Buyer acquires such title to the Additional Assets as NGL and the Transferors have, free from all Security Interests (other than a Security Interest which will be released on or prior to Completion) and any other third party rights of any other nature.

5.2                                        NGL shall procure that such title and interest as NGL and the Transferors have agreed to transfer pursuant to clause 5.1 and risk in respect of the Additional Assets shall pass to the Buyer on Completion.  Title to all Additional Assets which can be transferred by delivery shall pass on delivery and such delivery shall (where practicable) be deemed to take place at the Additional Properties or other premises used by the Irish Cable Business on Completion.  NGL and each Transferor shall be a trustee for the Buyer in respect of the Additional Assets held by it until the same shall have been actually delivered and/or, in the case of Additional Assets not capable of transfer by delivery, formally transferred or assigned to the Buyer.

5.3                                        The provisions of clauses 5.1 and 5.2 shall not apply to the Additional Properties in respect of which the provisions of Schedule 2 shall apply.

5.4                                        Subject to the provisions of Schedule 2 in relation to Additional Properties, NGL shall, and shall procure that the Transferors (and/or the relevant members of the Core Group) shall, upon signing this Agreement and until all title to the Additional Assets has been transferred to the Buyer by NGL and the Transferors, use all reasonable endeavours to maintain the same level of insurance as is in place at Completion in respect of such Additional Assets and NGL shall from Completion hold the Additional Assets in trust for the Buyer absolutely until they have been delivered, formally transferred or assigned to the Buyer pursuant to the terms of this Agreement and shall act in accordance with the Buyer’s instructions in respect of any Additional Asset which it so holds as trustee.  NGL shall, or shall procure that the relevant Transferors (and/or the relevant members of the Core Group) shall, if so required by the Buyer, produce from time to time the policies of such insurance together with receipts for the applicable premiums for inspection.  The Buyer shall not do or omit to be done anything or permit any other member of its Group (including, following Completion, the Target Group) to do or omit to do anything which might reasonably be expected to render any such policy void or voidable.

5.5                                        The proceeds of all claims under any insurance covering or relating to the Additional Assets shall form part of the Additional Assets and shall be acquired by the Buyer pursuant to this Agreement (or, to the extent they cannot be acquired by the Buyer, NGL shall, and shall procure that the Transferors (and/or any relevant members of the Core Group) shall, pay an amount equal to such proceeds to the Buyer).

5.6                                        Pending the transfer of title to any Additional Asset to the Buyer, NGL shall not, and shall procure that the relevant Transferor shall not, encumber or create or agree to create any Security Interest (other than a Permitted Security Interest) over such Additional Asset and shall to the extent that NGL or a member of the NTL Group is capable of so doing take all reasonable steps (but without any obligation to incur additional expense, cost or liability other than as set out in clause 5.4) to preserve and protect such Additional Asset and to prevent any damage being done to such Additional Asset.

6.                                               ASSIGNMENT OF BENEFITS AND ASSUMPTION OF BURDENS

6.1                                        Insofar as any Additional Asset cannot effectively be assigned or transferred under this Agreement to the Buyer except by novation or otherwise with the consent, approval or waiver from a third party or if the assignment or transfer could otherwise cause a breach of any agreement comprising an Additional Asset in the absence of an appropriate consent, approval or waiver from a third party being obtained, the sale of such Additional Asset shall (unless the Buyer otherwise determines in its absolute discretion) be subject to and conditional upon such consent, approval, waiver or novation being obtained and:

6.1.1                                                the Buyer and NGL shall, or, in the case of NGL, NGL shall procure that the relevant Transferors shall, take all reasonable steps (but without NGL or such Transferors incurring additional external expenditure other than their reasonable legal expenses) to procure that such necessary consent, approval, waiver or novation for the transfer of such Additional Asset is obtained as soon as reasonably practicable after Completion (to the extent not obtained prior thereto);

6.1.2                                                pending any such consent, approval, waiver or novation being obtained, NGL shall, or shall procure that the relevant Transferor shall, hold the benefit of the relevant Additional Asset on trust for the Buyer and shall accordingly pay or deliver to the Buyer promptly upon receipt by NGL or the Transferors or any other member of the Core Group any sums or other assets received by it which relate to any such Additional Asset and otherwise permit the Buyer to enjoy the full benefit of any such Additional Asset;

6.1.3                                                in the case of any Additional Contract which requires consent, approval, waiver or novation to be obtained, the Buyer shall at its election either:

(a)                                           (at the Buyer’s cost) following Completion, perform all the obligations of NGL under any such Additional Contract as its agent or sub-contractor and pay to NGL an amount equal to any and all liabilities (and all costs reasonably incurred by it) arising in connection with any such Additional Contract; or

(b)                                          with effect from Completion, assume the obligations of NGL under such Additional Contract and carry out, perform and complete all the obligations and liabilities created by or arising under such Additional Contract and pay to NGL an amount equal to any and all liabilities (and all costs reasonably incurred) which NGL suffers or incurs in connection with any such Additional Contract or otherwise by reason of the Buyer’s failure to comply with its obligations under this clause 6.1.3.

6.2                                        If any necessary consent, approval, waiver or novation is not obtained within eighteen (18) months after Completion or is refused and the procedure set out in clause 6.1 does not enable the full benefit of any Additional Asset to be enjoyed by the Buyer after Completion, the parties shall use their reasonable endeavours (but without NGL or any Transferors incurring additional external expenditure other than reasonable legal expenses) to achieve an alternative solution pursuant to which the Buyer shall both receive the full benefits of that Additional Asset and assume the Assumed Liabilities in respect of that Additional Asset.

6.3                                        If it is necessary or, in the reasonable opinion of the Buyer, desirable for the novation of any Additional Contract to be effected by the termination of such Additional Contract and the entry into by the Buyer and the relevant counterparty of a new contract on substantially equivalent terms (provided that all accrued liabilities upon such termination are assumed by the Buyer), NGL shall, and shall procure that any other relevant member of the Core Group shall (in each case without incurring additional external expenditure other than reasonable legal expenses), co-operate fully with the Buyer for such purpose including, without limitation, by participating in all discussions and negotiations with the relevant counterparty.

6.4                                        The provisions of this clause 6 shall not apply to Additional Properties in respect of which the provisions of Schedule 2 shall apply.

7.                                               ASSUMED LIABILITIES

7.1                                        The Buyer irrevocably and unconditionally undertakes to NGL that, with effect from Completion, it shall properly perform, assume and pay and discharge when due, and pay on demand to NGL (for itself and on behalf of the Transferors and each other member of the Core Group) an amount equal to the amount of, all Assumed Liabilities and any losses, costs, expenses, claims, demands, damages or liabilities arising from any failure of the Buyer to obtain the consent of any landlord required for the transfer and assignment of any Additional Property.

7.2                                        The Buyer, for itself and its successors and assigns, covenants that, as soon as practicable after Completion it will, at its own expense, execute and deliver all such further instruments of assumption and acknowledgements and take such other action as NGL may reasonably request in order to effect the release and discharge in full of any Assumed Liability or the assumption by the Buyer of the Assumed Liabilities and the substitution of the Buyer as the primary obligor in respect of the Assumed Liabilities in each case on a non-recourse basis to NGL, any Transferor or any other member of the Core Group.

7.3                                        Following Completion, the Buyer shall use all reasonable endeavours to obtain the release (with effect from becoming aware of the same) of NGL and the Transferors or any other member of the Core Group from any guarantee, security, bond, letter of comfort or other similar obligation given or incurred by it to the extent relating to Additional Assets or

Assumed Liabilities and, pending such release but following and subject to Completion, the Buyer unconditionally and irrevocably agrees that it shall, as a continuing obligation, pay on demand to NGL and the Transferors and/or any other member of the Core Group an amount equal to, any loss or payment obligation which NGL or any such Transferor or member of the Core Group may incur at any time or from time to time (and all costs and expenses which such company may incur including reasonable legal fees and together with any applicable VAT) in connection with any such guarantee, security, bond, letter of comfort or other similar obligation PROVIDED THAT the Buyer shall not be liable to pay NGL, the Transferors or any member of the Core Group to the extent of any liability which arises as a result of a breach of the Warranties or the Repeated Warranties (as such terms are defined in the Sale and Purchase Agreement) or in respect of which the Buyer has a claim under the Tax Deed.  In particular, NGL acknowledges that landlord’s consent will be required for the release or substitution of NGL as guarantor under the West Corner Unit lease, and NGL agrees to use all reasonable endeavours (which shall not extend to making any external payment other than in respect of its own reasonable legal costs) to assist the Buyer in the procurement of landlord’s consent following Completion.  NGL further acknowledges that, subject to the Buyer complying with its obligations under this clause 7.3, the Buyer will have no liability whatsoever towards NGL, any Transferor or any other member of the Core Group in the event that landlord’s consent as aforesaid is not forthcoming or is delayed.

8.                                               RIGHTS UNDER SHARED CORE CONTRACTS

8.1                                        Following Completion, NGL shall, or shall procure that the relevant member of the Core Group shall, at the request of the Buyer, take all reasonable steps to enforce any rights that it may have under the terms of any Shared Core Contract in respect of any defect or fault in any goods, services and/or facilities provided to any member of the Target Group prior to Completion under the terms of any such Shared Core Contract and shall pass on to the Buyer (or as it may direct) any reimbursement or other benefit obtained by it through such enforcement PROVIDED ALWAYS THAT the Buyer complies with its obligations in clause 8.2 AND PROVIDED FURTHER THAT neither NGL nor any member of the Core Group shall be required to take any action which it reasonably considers may be detrimental to the continued existence or terms of the relevant Shared Core Contract.

8.2                                        The Buyer unconditionally and irrevocably agrees, as a continuing obligation, to pay on demand to NGL (for itself and as trustee for each member of the Core Group) an amount equal to any loss which NGL or any other member of the Core Group may incur following Completion (and all costs and expenses which such company may incur including reasonable legal fees and together with any applicable VAT) as a result of any steps taken by NGL or any member of the Core Group pursuant to clause 8.1 to enforce the terms of any Shared Core Contract in respect of any defect or fault in any goods, services and/or facilities provided to any member of the Target Group under the terms of such Shared Core Contract.

9.                                               RECORDS

Following Completion, NGL undertakes to, and to procure that each Transferor shall, forward and transfer to the Buyer, as soon as practicable, any payments, documents, information, communications or correspondence which it or any other member of the Core Group may receive from time to time in relation to the Additional Assets and/or the Assumed Liabilities or which should properly have been paid to or received by the Buyer, and that any payments, documents or information as aforesaid so received by it or by the Transferors after Completion in relation to the Additional Assets shall be held as agent of and trustee for the Buyer pending such transfer.

10.                                        POST-COMPLETION

If NGL or any member of the Core Group or the NTL Group receives any monies after Completion which relate to the Additional Assets (excluding, for the avoidance of doubt, the Assets Consideration), it shall (subject to any provisions to the contrary contained in this Agreement) hold them on trust for and account to the Buyer for them within 10 (ten) Business Days of receipt.

11.                                        FURTHER ASSURANCE

11.1                                 Without prejudice to the generality of the foregoing, NGL shall, and shall procure that the Transferors shall (at their own cost), at any time after Completion, execute all such deeds, assignments and documents, do or perform all such acts and things and afford such assistance as the Buyer (or any of its permitted assigns) may reasonably require in order to vest the Additional Assets fully and effectively in the Buyer (without jeopardising its right to such Additional Assets) or to assure to the Buyer the rights hereby agreed to be granted.

11.2                                 On and at any time after Completion, NGL shall, and shall procure that the Transferors shall, give to the Buyer all such information and other assistance (including, without limitation, particulars of suppliers and others who have dealt with the Transferors in connection with the Additional Assets) as the Buyer may reasonably require in connection with the use of the Additional Assets and for the purpose of implementing the provisions of this Agreement.

12.                                        APPLICABLE LAW AND JURISDICTION

12.1                                 This Agreement and the rights and obligations of the parties shall be governed by and construed in accordance with the laws of England and Wales.

Dispute Resolution

12.2                                 Any dispute arising out of or in connection with this Agreement, including any question regarding the validity, existence or termination of this Agreement shall be finally resolved by arbitration in England, conducted in English, by three arbitrators pursuant to the rules of the London Court of International Arbitration (the “LCIA”) (the “Rules”) save that the Rules shall be amended in relation to the appointment of arbitrators in any arbitration proceedings as set out below.

12.3                                 One arbitrator shall be nominated by NGL and one arbitrator shall be nominated by the Buyer.  The third arbitrator shall be selected by the two so chosen within 10 Business Days of the appointment of the second arbitrator, failing which the LCIA shall appoint the third arbitrator, who shall be the chairman of the arbitral tribunal.

12.4                                 Nothing in this clause 12 shall restrict the right which any party may have to seek injunctive relief in respect of a breach of this Agreement, in respect of which action for injunctive relief the parties submit to the exclusive jurisdiction of the English courts.

13.                                        ENTIRE AGREEMENT

13.1                                 This Agreement and, to the extent applicable to the Additional Assets, the Sale and Purchase Agreement (together with any documents referred to herein or therein or required to be entered into pursuant to this Agreement) contain the entire agreement and understanding of the parties and supersede all prior agreements, understandings or arrangements (both oral and written) relating to the subject matter of this Agreement and any such document.

13.2                                 Each of the parties acknowledges and agrees that:

13.2.1                                         it is not entering into this Agreement on the basis of, and is not relying and has not relied on, any statement or representation (whether negligent or innocent) or warranty or other provision (in any case whether oral, written, express or implied) made, given or agreed to by any person (whether a party to this Agreement or not) other than those of the Warranties (as such term is defined in the Sale and Purchase Agreement) in the Sale and Purchase Agreement which expressly relate to the Additional Assets; and

13.2.2                                         this clause 13.2 shall not apply to any statement, representation or warranty made fraudulently or to any provision of this Agreement which was induced by fraud for which the remedies shall be all those available under the law governing this Agreement regardless of the other terms of this Agreement.

13.3                                 Each of the parties acknowledges and agrees that the express terms of this Agreement are in lieu of all warranties, conditions, terms, undertakings and obligations implied by statute, common law or otherwise, all of which are hereby excluded to the fullest extent permitted by law.

14.                                        NO PARTNERSHIP OR AGENCY

This Agreement shall not be construed as creating any partnership or agency relationship between any of the parties.

15.                                        VARIATIONS AND WAIVERS

15.1                                 No variation of this Agreement shall be effective unless made in writing signed by or on behalf of all the parties and expressed to be such a variation.

15.2                                 No failure or delay by any party or time or indulgence given in exercising any remedy or right under or in relation to this Agreement shall operate as a waiver of the same nor shall any single or partial exercise of any remedy or right preclude any further exercise of the same or the exercise of any other remedy or right.

15.3                                 No waiver by any party of any requirement of this Agreement, or of any remedy or right under this Agreement, shall have effect unless given in writing and signed by such party. No waiver of any particular breach of the provisions of this Agreement shall operate as a waiver of any repetition of such breach.

15.4                                 Any waiver, release or compromise or any other arrangement of any kind whatsoever which any party gives or enters into with any other party in connection with this Agreement shall not affect any right or remedy of that party as regards any other parties or the liabilities of any other such parties under or in relation to this Agreement.

16.                                        ASSIGNMENT

Save as provided in clause 16.8 of the Sale and Purchase Agreement, no party shall be entitled to assign the benefit or burden of any provision of this Agreement (or any of the documents referred to herein) without the prior written consent of any other party to the relevant document.

17.                                        COUNTERPARTS

This Agreement may be executed as two or more counterparts and execution by each of the parties of any one of such counterparts will constitute due execution of this Agreement.

18.                                        THIRD PARTY RIGHTS

18.1                                 Save where any provision is expressed to be for the benefit of a member of the Core Group not party to this Agreement, nothing in this Agreement is intended to confer upon any person any right to enforce any term of this Agreement which that person would not have had but for the Contracts (Rights of Third Parties) Act 1999.

18.2                                 Notwithstanding that members of the Core Group shall be entitled to enforce certain rights under this Agreement which have been given for their benefit, the parties to this Agreement may enter into any agreement or arrangement with the other parties to this Agreement varying or amending any of the terms of this Agreement, or compromising or settling any claim under this Agreement (including in respect of such rights) without reference to the interest of, or the consent of, the other members of the Core Group not party to this Agreement.

19.                                        COSTS AND VAT

19.1                                 Save as otherwise expressly provided in this Agreement, each party shall pay its own costs and expenses incurred in connection with the preparation, negotiation and completion or termination of this Agreement.

19.2                                 Where any supply for the purposes of UK VAT is made pursuant to the terms of this Agreement at a time when the person making the supply and the person to whom the supply is made do not belong to the same group of companies for the purposes of section 43 Value Added Tax Act 1994, then:

19.2.1                                         the amount or value of the consideration to be given for or allocated to that supply shall be exclusive of value added tax; and

19.2.2                                         value added tax shall be paid in addition to any such consideration on receipt by the person to whom the supply is made of a valid invoice for the purposes of value added tax issued by or on behalf of the person making the supply.

19.3                                 Where any supply for the purposes of Irish VAT is made pursuant to the terms of this Agreement at a time when the person making the supply and the person to whom the supply is made do not belong to the same group of companies for the purposes of section 8 (8) of the Irish VAT Act 1972, then:

19.3.1                                         the amount or value of the consideration to be given for or allocated to that supply shall be exclusive of VAT; and

19.3.2                                         VAT shall be accounted for in the proper manner by the person (or persons) obliged to account for VAT and, where applicable, VAT shall be paid in addition to any such consideration on receipt by the person to whom the supply is made of a valid invoice for the purposes of VAT issued by or on behalf of the person making the supply.

19.4                                 If the Buyer pays the Seller an amount in respect of VAT under clause 19.2.2 or 19.3.2 and it is subsequently noted or determined that all or part of it was not properly chargeable, the Seller shall promptly repay the amount or relevant part of it (or a sum in respect of such amount or relevant part of it) to the Buyer.

20.                                        NOTICES

Form of notice

20.1                                 Any notice, consent, request, demand, approval or other communication to be given or made under or in connection with this Agreement (each a “Notice” for the purposes of this clause) shall be in English, in writing and signed by or on behalf of the person giving it.

Method of service

20.2                                 Service of a Notice must be effected by one of the following methods:

20.2.1                                         by hand to the relevant address set out in clause 20.4 and shall be deemed served upon delivery if delivered during a Business Day, or at the start of the next Business Day if delivered at any other time; or

20.2.2                                         by facsimile transmission to the relevant facsimile number set out in clause 20.4 and shall be deemed served on despatch, if despatched during a Business Day, or at the start of the next Business Day if despatched at any other time, provided that in each case a receipt indicating complete transmission of the Notice is obtained by the sender and that a copy of the Notice is also despatched to the recipient using the method described in clause 20.2.1 no later than the end of the next Business Day.

20.3                                 In clause 20.2 “during a Business Day” means any time between 9.30 a.m. and 5.30 p.m. on a Business Day based on the local time where the recipient of the Notice is located.  References to “the start of a Business Day” and “the end of a Business Day” shall be construed accordingly.

Address for service

20.4                                 Notices shall be addressed as follows:

20.4.1                                         If to the Buyer:

c/o Morgan Stanley & Co. International Limited

25 Cabot Square

Canary Wharf

London E14 4QA

Fax: +44 (0) 20 7425 8990

For the attention of: Scott Matlock and the Company Secretary

20.4.2                                         If to NGL, Holdings or Chichester:

NTL House

Bartley Wood Business Park

Hook

Hampshire

RG27 9UP

Fax: +44 (0)1256 752 170

For the attention of: General Counsel

And with a copy (which shall not be a notice requirement) to:

Travers Smith

10 Snow Hill

London

EC1A 2AL

Fax: +44 (0)20 7295 3500

For the attention of: Spencer Summerfield.

Change of details

20.5                                 A party may change its address for service provided that the new address is within the same country and that it gives each other party not less than twenty-eight (28) days’ prior notice in accordance with this clause 20.  Until the end of such notice period, service on either address shall be effective.

Agent for service/deemed service

20.6                                 The Buyer irrevocably authorises and appoints Morgan Stanley & Co. International Limited, 25 Cabot Square, Canary Wharf, London E14 4QA (or the firm which at the time in question has succeeded to it and carries on its practice, or any replacement agent appointed by the Buyer in accordance with clause 20.7) as its agent for service of Notices and/or proceedings in relation to any matter arising out of or in connection with this Agreement and service on such agent in accordance with this clause 20 shall be deemed to be effective service on the Buyer.

20.7                                 If the agent referred to in clause 20.6 (or any replacement agent appointed pursuant to this clause 20.7) at any time ceases to act as such for any reason, the Buyer shall forthwith appoint a replacement agent to accept service on its behalf, such agent having a service address in England or Wales, and the Buyer shall notify the Seller forthwith of the name and address of the replacement agent.

THIS AGREEMENT has been duly executed on the date first stated above.

SCHEDULE 1

COMPLETION OBLIGATIONS

PART I

OBLIGATIONS OF NGL

NGL shall, or shall procure that the Transferors shall at the Additional Properties or other premises used by the Irish Cable Business, deliver or procure delivery to the Buyer of:

1.                                               physical possession of all the Additional Assets capable of passing by delivery whereupon the title thereto shall pass to the Buyer by such delivery;

2.                                               the Additional Contracts;

3.                                               transfers and assignments of the Additional Properties, duly executed by the relevant Transferor, in the form prescribed by Schedule 2 properly completed to the reasonable satisfaction of the Buyer together with all title deeds relating to the Additional Properties (to the extent that the same are in the possession of NGL or the relevant Transferor);

4.                                               a CG50 clearance certificate confirming that the Buyer does not have to deduct any sum representing capital gains tax on payment of the Consideration to NGL or an auditors’ certificate confirming that no CG50 clearance certificate is required in connection with the sale of the Additional Properties;

5.                                               a copy VAT Form 4B dated 31 May 1999 in respect of West Unit, Willsborough Industrial Estate, Clonshaugh, Co. Dublin together with a letter of undertaking from NGL to the Buyer to provide or procure provision to the Buyer within 14 days following Completion of any further records of the Irish Cable Business which relate to the Additional Assets for VAT purposes which are in the possession and/or control of the Core Group and which are reasonably required to be preserved by the Buyer in place of NGL (or the relevant members of the NTL Group) pursuant to the relevant VAT legislation;

6.                                               the documents of title to the Additional Property numbered 2 in Part I of Schedule 2, as exhibited in the Data Room Documents; and

7.                                               a statutory declaration of the Transferor or certificate of the Transferor’s solicitor that the Additional Properties are not family homes within the meaning of the Family Law Act 1976 (as amended).

PART II

OBLIGATIONS OF THE BUYER

The Buyer shall:

1.                                               pay or procure the payment of the Assets Consideration referred to in clause 3 of this Agreement by telegraphic transfer by CHAPS to the bank account notified to the Buyer pursuant to paragraph 1.1 of Part II of Schedule 2 of the Sale and Purchase Agreement; and

2.                                               deliver to NGL counterparts of the transfers and assignments referred to in paragraph 3 of Part 1 of this Schedule 1, duly executed by it.

SCHEDULE 2

ADDITIONAL PROPERTIES

PART I

ADDITIONAL PROPERTIES

1.                                               WEST UNIT, WILLSBOROUGH INDUSTRIAL ESTATE, CLONSHAUGH, CO. DUBLIN

ALL THAT AND THOSE part of the lands of Willsborough situate in the County of Dublin held under Lease dated 5th of August 1999 between Erin Executor & Trustee Co. Limited of the first part, Willsborough Estate Management Limited of the second part, National Transcommunications Limited of the third part and ntl Group Limited of the fourth part being part of the lands comprised in Folio 85347L of the Register County Dublin, shown edged red on map No.1 annexed hereto.

2.                                               CITYWEST BUSINESS CAMPUS, DUBLIN 24

ALL THAT AND THOSE all of the estate, right, title to and interest in Chambers No. 3 with associated 2 way ducts, Phases 1 and 2, Citywest Business Campus, Dublin 24held under and defined in Exclusive Premium Lease dated 19th of February 2001 between Citywest Limited of the one part and ntl Business (Ireland) Limited of the other part as follows:-

“Ducts” mean the 2 way Ducts serving the Chambers forming part of the Network the route of which is shown for identification purposes along the broken line shown coloured orange and green respectively on Plan “B” annexed to the Lease, and shall be deemed to include any further ducts demised to the Tenant and which are comprised in any extension.

“Chambers” means the inspection jointing and pulling chambers no’s 3 serving inter alia (exclusively) the Ducts shown for identification purposes within the areas coloured blue and white on Plan “B” annexed to the Lease, and which shall be deemed to include any further chambers demised to the Tenant and which are comprised in any extension.

ALL THAT AND THOSE all of the estate, right, title to and interest in Phases 3(a) & 5(a) Ducting, Citywest Business Campus, Dublin 24 held under and defined in Supplemental Lease dated 2nd of December 2002 between Citywest Limited of the one part and ntl Business (Ireland) Limited of the other part as follows:-

The Ducts and Chambers in Phase 3(a), the route of which is shown for identification purposes coloured blue on Plan “A” annexed hereto, together with the Ducts and Chambers in Phase 5(a), the route of which is shown for identification purposes on Plan “A” annexed hereto.

PART II

PROVISIONS RELATING TO THE ADDITIONAL PROPERTIES

1.                                               If the consent of the relevant landlord to the assignment of any of the Additional Properties to the Buyer has not been obtained at Completion, NGL shall nonetheless deliver, or procure the delivery to the Buyer of, a duly executed assignment in the form or forms prescribed in Part III of this Schedule and it shall be the responsibility of the Buyer (subject to paragraph 2 below) to obtain the consent of the landlord (where required) to such assignment.

2.                                               NGL shall, or shall procure that the relevant Transferor shall, use all reasonable endeavours (which shall not extend to the making of any payment other than in respect of reasonable legal costs) to assist the Buyer in any application to a landlord for a consent to the transfer and assignment of the Additional Properties or any of them (including, at the cost of the Buyer, any proceedings that are required to be instigated against any such landlord on the basis that they are unreasonably withholding consent to the transfer and assignment of any such Additional Property).

3.                                               Without prejudice to the provisions of clause 7, the Buyer acknowledges that, with effect from Completion, it shall be entirely responsible for discharging all Assumed Liabilities in respect of the Additional Properties and for procuring releases of any guarantees or indemnities given by NGL or any other member of the Core Group in favour of any person in respect of such Additional Properties and the Buyer irrevocably and unconditionally undertakes to pay on demand to NGL (for itself and on behalf of the relevant Transferor and each member of the Core Group) an amount equal to any losses, costs, expenses, claims, demands, damages or liabilities arising in connection with any such obligations, guarantees or indemnities (including, without limitation, arising as a result of the Buyer taking occupation prior to any relevant landlord’s consent being obtained).  Subject to the terms of the Co-Location Agreement to be entered into between NGL and Communications in respect of the West Corner Unit, the Buyer further acknowledges that it shall be responsible for putting in place appropriate insurance cover in relation to the Additional Properties with effect from Completion.

4.                                               NGL agrees that if a landlord in respect of either of the Additional Properties withholds its consent to the transfer and assignment of either of such Additional Properties, NGL shall, or shall procure that the relevant Transferor shall, use reasonable endeavours (which shall not extend to making any external payment other than in respect of its own reasonable legal costs) to put in place arrangements to enable the Buyer to occupy or otherwise use the relevant Additional Property PROVIDED THAT NGL and/or the relevant Transferor shall not be required to take any action which would or might reasonably be expected to constitute a breach by it of the terms of the relevant lease.

PART III

FORM OF TRANSFERS/ASSIGNMENTS

THIS INDENTURE made the           day of                                         2005       BETWEEN

[•] having its registered office at [•] (hereinafter called “the Vendor” which expression shall where the context so admits or requires include its successors in title and assigns) of the one part, AND

[•] having its registered office at [•] (hereinafter called “the Purchaser” which expression shall where the context so admits or requires include its successors in title and assigns) of the other part

WHEREAS:-

(A)                               By a lease (hereinafter called “the Lease”) dated the  [•]  day of  [•]  and made between [•] of the one part and [the Vendor] [whose interest is vested in the Vendor] of the other part the premises described in the schedule hereto (hereinafter called “the Premises”) were demised  to  [•/the Vendor] for a term of  [•]  years from the  [•] day of  [•]  (hereinafter called “the Term”) subject to the yearly rent thereby reserved and the covenants on the part of the lessee and the conditions therein contained.

(B)                               The Vendor has agreed with the Purchaser for the sale to the Purchaser of the premises for all the residue now unexpired of the Term subject to the covenants on the part of the lessee and the conditions contained in the Lease but otherwise free from encumbrances.

NOW THIS INDENTURE WITNESSETH as follows:-

1.                                      In pursuance of the said agreement and for the consideration recited in the Asset Transfer Agreement dated the  [•] day of  [•] 2005 and made between the ntl Group Limited of the one part and the Purchaser of the other part now paid by the Purchaser to the Vendor (the receipt whereof the Vendor hereby acknowledges) the Vendor as beneficial owner hereby transfers and assigns unto the Purchaser ALL THAT AND THOSE the Premises TO HOLD the same unto the Purchaser for all the residue now unexpired of the Term subject to the covenants on the part of the lessee and the conditions contained in the Lease.

2.                                      The Purchaser hereby covenants with the Vendor that it the Purchaser will henceforth during the continuance of the Term pay the rent and perform and observance all the covenants on the part of the lessee and the conditions contained in the Lease and will at all times kept the Vendor effectually indemnified against all actions and proceedings, costs, damages, expenses, claims and demands whatsoever by reason or on account of the non-payment of the rent or any part thereof or the breach non-performance and non-observance of the said covenants and conditions or any of them.

IT IS HEREBY CERTIFIED by the parties hereto that the Premises are situate in the County of Dublin.

IT IS HEREBY FURTHER CERTIFIED by the parties for the purposes of the stamping of this instrument that it is not an instrument to which the provisions of Sections 29 or 53 of the Stamp Duties Consolidation Act 1999 apply for the reason that the property transferred  consists of commercial premises only.

IT IS HEREBY FURTHER CERTIFIED that no part of the consideration for the premises is attributable (or deemed to be attributable) to residential property.

IN WITNESS whereof the parties hereto have executed these presents in manner hereinafter appearing the day and year first herein written.

SCHEDULE

(The Premises)

Present when the

common seal of the

Vendor was affixed hereto

Present when the

common seal of the

Purchaser was affixed hereto

Dated this      day of

[•]

One Part

AND

[•]

Other Part

DEED OF ASSIGNMENT

[•]

ARTHUR COX

Solicitors

Earlsfort Centre

Earlsfort Terrace

Dublin 2

DF5246/ed

SCHEDULE 3

ADDITIONAL CONTRACTS

System Development and Licence Agreement dated 30 June 1999 between (1) NGL and (2) Dataphone (UK) Limited relating to the telephone polling and mediation device.

Letter Agreement dated 12 January 2002 between (1) MCI WorldCom (Ireland) Limited and (2) NGL relating to the provision of telecommunication services (incorporating MCI wholesale master services agreement standard terms).

SCHEDULE 4

NETWORK EQUIPMENT

Site	Manufacturer	Module Type	Module Name	Part Ref	Description	Qty
Clonshaugh	Juniper	Type 2a Core	dbln-t2core-a	M20BASE-DC	M20 Base Unit: 4 slot Chassis with cooling system, Midplane, Routing Engine (768 MB DRAM, 80 MB flash Drive, 6.4 GB HDD, 110 MB flash PC card), 2 DC power supplies, Full Doc Set (CD ROM)	1

Clonshaugh	Juniper	Type 2a Core	dbln-t2core-a	RE-600-2048-BB	Included in M20 Base Price - Routing Engine board with 600 MHz Pentium III, 2048 MB DRAM, 128 MB flash drive, 30 GB hard disk drive - Requires JUNOS 5.4 or later	1

Clonshaugh	Juniper	Type 2a Core	dbln-t2core-a	RE-600-2048-R	Routing Engine board with 600 MHz Pentium III, 2048 MB DRAM, 128 MB flash drive, 30 GB hard disk drive - redundant option - Requires JUNOS 5.4 or later	1

Clonshaugh	Juniper	Type 2a Core	dbln-t2core-a	SSB-E-M20	M20 Enhanced SSB (with Internet Processor II)	1

Clonshaugh	Juniper	Type 2a Core	dbln-t2core-a	FPC-E	M40/M20 Enhanced Flexible PIC Concentrator (Requires 4.4R2 or later)	3

Clonshaugh	Juniper	Type 2a Core	dbln-t2core-a	P-1GE-LX-B	M40/M20 PIC: 1x Gigabit Ethernet, LX Optics	6

Clonshaugh	Juniper	Type 2a Core	dbln-t2core-a	P-4OC3-SON-SMIR	M40/M20 PIC: 4 port OC3 SDH (SMIR) - SONET/SDH OC3/STM1 PIC, Single-Mode, Intermediate Reach.	1

Clonshaugh	Juniper	Type 2a Core	dbln-t2core-a	JUNOS-WW	JUNOS Internet Software (WW)World-wide Version	1

Clonshaugh	Juniper	Type 2a Core	dbln-t2core-b	M20BASE-DC	M20 Base Unit: 4 slot Chassis with cooling system, Midplane, Routing Engine (768 MB DRAM, 80 MB flash Drive, 6.4 GB HDD, 110 MB flash PC card), 2 DC power supplies, Full Doc Set (CD ROM)	1

Clonshaugh	Juniper	Type 2a Core	dbln-t2core-b	RE-600-2048-BB	Included in M20 Base Price - Routing Engine board with 600 MHz Pentium III, 2048 MB DRAM, 128 MB flash drive, 30 GB hard disk drive - Requires JUNOS 5.4 or later	1

Clonshaugh	Juniper	Type 2a Core	dbln-t2core-b	RE-600-2048-R	Routing Engine board with 600 MHz Pentium III, 2048 MB DRAM, 128 MB flash drive, 30 GB hard disk drive - redundant option - Requires JUNOS 5.4 or later	1

Clonshaugh	Juniper	Type 2a Core	dbln-t2core-b	SSB-E-M20	M20 Enhanced SSB (with Internet Processor II)	1

Clonshaugh	Juniper	Type 2a Core	dbln-t2core-b	FPC-E	M40/M20 Enhanced Flexible PIC Concentrator (Requires 4.4R2 or later)	3

Clonshaugh	Juniper	Type 2a Core	dbln-t2core-b	P-1GE-LX-B	M40/M20 PIC: 1x Gigabit Ethernet, LX Optics	6

Clonshaugh	Juniper	Type 2a Core	dbln-t2core-b	P-4OC3-SON-SMIR	M40/M20 PIC: 4 port OC3 SDH (SMIR) - SONET/SDH OC3/STM1 PIC, Single-Mode, Intermediate Reach.	1

Clonshaugh	Juniper	Type 2a Core	dbln-t2core-b	JUNOS-WW	JUNOS Internet Software (WW)World-wide Version	1

Clonshaugh	Cisco	LAM	dbln-lam-1	CISCO7513/4X2	7513 13-Slot, 2 CyBus, 2 RSP4, Dual PSU	1

Clonshaugh	Cisco	LAM	dbln-lam-1	PWR-7513/4X2-DC	7513 Dual DC Power Supply Option	1

Clonshaugh	Cisco	LAM	dbln-lam-1	Various	IOS	1

Clonshaugh	Cisco	LAM	dbln-lam-1	MEM-RSP4-128M	RSP 128 MB DRAM Option	2

Clonshaugh	Cisco	LAM	dbln-lam-1	MEM-RSP4-FLC16M	RSP4 Flash Card: 16MB	2

Clonshaugh	Cisco	LAM	dbln-lam-1	FR-WPP75	WAN Packet Protocol	1

Clonshaugh	Cisco	LAM	dbln-lam-1	VIP2-50	VIP2-50 Card	7

Clonshaugh	Cisco	LAM	dbln-lam-1	MEM-VIP250-128M-D=	128 Mbytes DRAM Option for VIP2-50/xIP-50	7

Clonshaugh	Cisco	LAM	dbln-lam-1	MEM-VIP250-8M-S=	8 Mbytes SRAM Option for VIP2-50/xIP-50	7

Clonshaugh	Cisco	LAM	dbln-lam-1	VIP4-50	VIP4-50 Card	4

Clonshaugh	Cisco	LAM	dbln-lam-1	MEM-VIP4-64M-SD	64 MB SDRAM Option for VIP4 (Default)	2

Clonshaugh	Cisco	LAM	dbln-lam-1	MEM-VIP4-256M-SD	256 MB SDRAM Option for VIP4	2

Clonshaugh	Cisco	LAM	dbln-lam-1	PA-POS-OC3MM	1-Port Packet/SONET OC3c/STM1 Multimode Port Adapter	2

Clonshaugh	Cisco	LAM	dbln-lam-1	PA-4E1G/75	4 port E1 card	5

Clonshaugh	Cisco	LAM	dbln-lam-1	PA-MC-2E1/120	2 port multichannel E1 port adapter with G.703 120ohm interf	3

Clonshaugh	Cisco	LAM	dbln-lam-1	PA-MC-8E1/120	8-Port Multichannel E1 120-Ohm Port Adapter	8

Clonshaugh	Cisco	LAM	dbln-lam-1	PA-2E3	2-Port E3 Serial Port Adapter	2

Clonshaugh	Cisco	LAM	dbln-lam-2	CISCO7513/4X2	7513 13-Slot, 2 CyBus, 2 RSP4, Dual PSU	1

Clonshaugh	Cisco	LAM	dbln-lam-2	PWR-7513/4X2-DC	7513 Dual DC Power Supply Option	1

Clonshaugh	Cisco	LAM	dbln-lam-2	Various	IOS	1

Clonshaugh	Cisco	LAM	dbln-lam-2	MEM-RSP4-128M	RSP 128 MB DRAM Option	2

Clonshaugh	Cisco	LAM	dbln-lam-2	MEM-RSP4-FLC16M	RSP4 Flash Card: 16MB	2

Clonshaugh	Cisco	LAM	dbln-lam-2	FR-WPP75	WAN Packet Protocol	1

Clonshaugh	Cisco	LAM	dbln-lam-2	VIP4-50	VIP4-50 Card	4

Clonshaugh	Cisco	LAM	dbln-lam-2	MEM-VIP4-256M-SD	256 MB SDRAM Option for VIP4	4

Clonshaugh	Cisco	LAM	dbln-lam-2	PA-POS-OC3SMI	1-Port SM STM-1 Port Adaptor (Intermediate Reach)	2

Clonshaugh	Cisco	LAM	dbln-lam-2	PA-MC-8E1/120	8-Port Multichannel E1 120-Ohm Port Adapter	4

Clonshaugh	Cisco	DAM	dbln-dam1-a	CISCO7204-DC	Cisco 7204, 4-slot chassis, 1 DC Supply w/IP Software	1

Clonshaugh	Cisco	DAM	dbln-dam1-a	PWR-7200/2-DC+	Cisco 7200 Dual DC (24V-60V) Power Supply Option	1

Clonshaugh	Cisco	DAM	dbln-dam1-a	IOS	Various	1

Clonshaugh	Cisco	DAM	dbln-dam1-a	C7200-I/O-FE	Cisco 7200 Input/Output Controller with Single 10/100 Ethernet	1

Clonshaugh	Cisco	DAM	dbln-dam1-a	MEM-I/O-FLC20M	Cisco 7200 I/O PCMCIA Flash Memory, 20MB	1

Clonshaugh	Cisco	DAM	dbln-dam1-a	NPE-150	Network Processing Engine NPE-150	1

Clonshaugh	Cisco	DAM	dbln-dam1-a	PA-2FE-TX	2-Port Fast Ethernet 100Base TX Port Adapter	1

Clonshaugh	Cisco	DAM	dbln-dam1-a	PA-POS-OC3SMI	1-Port Packet/SONET OC3c/STM1 Singlemode (IR) Port Adapter	1

Clonshaugh	Cisco	DAM	dbln-dam1-b	CISCO7204-DC	Cisco 7204, 4-slot chassis, 1 DC Supply w/IP Software	1

Clonshaugh	Cisco	DAM	dbln-dam1-b	PWR-7200/2-DC+	Cisco 7200 Dual DC (24V-60V) Power Supply Option	1

Clonshaugh	Cisco	DAM	dbln-dam1-b	IOS	Various	1

Clonshaugh	Cisco	DAM	dbln-dam1-b	C7200-I/O-FE	Cisco 7200 Input/Output Controller with Single 10/100 Ethernet	1

Clonshaugh	Cisco	DAM	dbln-dam1-b	MEM-I/O-FLC20M	Cisco 7200 I/O PCMCIA Flash Memory, 20MB	1

Clonshaugh	Cisco	DAM	dbln-dam1-b	NPE-150	Network Processing Engine NPE-150	1

Clonshaugh	Cisco	DAM	dbln-dam1-b	PA-2FE-TX	2-Port Fast Ethernet 100Base TX Port Adapter	1

Clonshaugh	Cisco	DAM	dbln-dam1-b	PA-POS-OC3SMI	1-Port Packet/SONET OC3c/STM1 Singlemode (IR) Port Adapter	1

Clonshaugh	Cisco	Type 1 CAM	dbln-cam-1a	CISCO7204VXR-DC	Cisco 7204VXR, 4-slot chassis, 1 DC Supply w/IP Software	1

Clonshaugh	Cisco	Type 1 CAM	dbln-cam-1a	PWR-7200/2-DC+	Cisco 7200 Dual DC (24V-60V) Power Supply Option	1

Clonshaugh	Cisco	Type 1 CAM	dbln-cam-1a	IOS	Various	1

Clonshaugh	Cisco	Type 1 CAM	dbln-cam-1a	MEM-NPE-G1-FLD64=	Cisco 7200 Compact Flash Disk for NPE-G1, 64 MB Option	1

Clonshaugh	Cisco	Type 1 CAM	dbln-cam-1a	NPE-G1=	7200 Network Processing Engine with 3 GE/FE/E ports	1

Clonshaugh	Cisco	Type 1 CAM	dbln-cam-1a	MEM-NPE-G1-256MB=	Two 128MB mem modules (256MB total) for NPE-G1 in 7200, Spare	1

Clonshaugh	Cisco	Type 1 CAM	dbln-cam-1a	PA-POS-OC3MM	1-Port Packet/SONET OC3c/STM1 Multimode Port Adapter	1

Clonshaugh	Cisco	Type 1 CAM	dbln-cam-1a	WS-G5487	1000Base-ZX extended reach GBIC(singlemode)	2

Clonshaugh	Cisco	Type 1 CAM	dbln-cam-1a	WS-G5486	1000BASE-LX/LH long haul GBIC (singlemode or multimode)	1

Clonshaugh	Cisco	Type 1 CAM	dbln-cam-1b	CISCO7204VXR-DC	Cisco 7204VXR, 4-slot chassis, 1 DC Supply w/IP Software	1

Clonshaugh	Cisco	Type 1 CAM	dbln-cam-1b	PWR-7200/2-DC+	Cisco 7200 Dual DC (24V-60V) Power Supply Option	1

Clonshaugh	Cisco	Type 1 CAM	dbln-cam-1b	IOS	Various	1

Clonshaugh	Cisco	Type 1 CAM	dbln-cam-1b	MEM-NPE-G1-FLD64=	Cisco 7200 Compact Flash Disk for NPE-G1, 64 MB Option	1

Clonshaugh	Cisco	Type 1 CAM	dbln-cam-1b	NPE-G1=	7200 Network Processing Engine with 3 GE/FE/E ports	1

Clonshaugh	Cisco	Type 1 CAM	dbln-cam-1b	MEM-NPE-G1-256MB=	Two 128MB mem modules (256MB total) for NPE-G1 in 7200,Spare	1

Clonshaugh	Cisco	Type 1 CAM	dbln-cam-1b	PA-POS-OC3MM	1-Port Packet/SONET OC3c/STM1 Multimode Port Adapter	1

Clonshaugh	Cisco	Type 1 CAM	dbln-cam-1b	WS-G5487	1000Base-ZX extended reach GBIC(singlemode)	2

Clonshaugh	Cisco	Type 1 CAM	dbln-cam-1b	WS-G5486	1000BASE-LX/LH long haul GBIC (singlemode or multimode)	1

Clonshaugh	Cisco	Service Module	dbln-sm-cat	WS-C6509	Cat 6509 Chassis, 9slot, 15RU, no Pow Supply, no Fan Tray	1

Clonshaugh	Cisco	Service Module	dbln-sm-cat	WS-CAC-1000W	Catalyst 6000 1000W AC Power Supply	2

Clonshaugh	Cisco	Service Module	dbln-sm-cat	Fan	Fan Tray	2

Clonshaugh	Cisco	Service Module	dbln-sm-cat	WS-X6348-RJ-45	Catalyst 6500 48-port 10/100, Upgradable to Voice, RJ-45	1

Clonshaugh	Cisco	Service Module	dbln-sm-cat	WS-X6408A-GBIC	Catalyst 6000 8-port GE, Enhanced QoS (Req. GBICs)	2

Clonshaugh	Cisco	Service Module	dbln-sm-cat	WS-X6K-S2U-MSFC2	Catalyst 6500 Supervisor 2U, 256MB Supervisor, 512MB MSFC2	2

Clonshaugh	Cisco	Service Module	dbln-sm-cat	WS-F6K-MSFC2	Catalyst 6000 Multilayer Switch Feature Card (MSFC)II, Spare	2

Clonshaugh	Compaq	HTTP Cache	dbln-cache-1	Compaq G1/G1 with Traffic Server Software	Server + Inktomi Traffic Server + Licence	1

Clonshaugh	Compaq	HTTP Cache	dbln-cache-2	Compaq G1/G1 with Traffic Server Software	Server + Inktomi Traffic Server + Licence	1

Clonshaugh	Compaq	HTTP Cache	dbln-cache-3	Compaq G1/G1 with Traffic Server Software	Server + Inktomi Traffic Server + Licence	1

Clonshaugh	Compaq	HTTP Cache	dbln-cache-4	Compaq G1/G1 with Traffic Server Software	Server + Inktomi Traffic Server + Licence	1

Clonshaugh	Compaq	HTTP Cache	dbln-cache-5	Compaq G1/G1 with Traffic Server Software	Server + Inktomi Traffic Server + Licence	1

Clonshaugh	Compaq	HTTP Cache	dbln-cache-6	Compaq G1/G1 with Traffic Server Software	Server + Inktomi Traffic Server + Licence	1

Clonshaugh	Compaq	HTTP Cache	dbln-cache-7	Compaq G1/G1 with Traffic Server Software	Server + Inktomi Traffic Server + Licence	1

Clonshaugh	Sun	DHCP	dhcp1-dbln	Sun V120	Sunfire V120, 19inch rack Mount, internal DVD/ROM	1

Clonshaugh	Sun	DHCP	dhcp2-dbln	Sun V120	Sunfire V120, 19inch rack Mount, internal DVD/ROM	1

Butterley	Cisco	NSAM	but-core-a	CISCO7204-DC	Cisco 7204, 4-slot chassis, 1 DC Supply w/IP Software	1

Butterley	Cisco	NSAM	but-core-a	PWR-7200/2-DC+	Cisco 7200 Dual DC (24V-60V) Power Supply Option	1

Butterley	Cisco	NSAM	but-core-a	IOS	Various	1

Butterley	Cisco	NSAM	but-core-a	C7200-I/O-FE	Cisco 7200 Input/Output Controller with Single 10/100 Ethernet	1

Butterley	Cisco	NSAM	but-core-a	MEM-I/O-FLC20M	Cisco 7200 I/O PCMCIA Flash Memory, 20MB	1
Butterley	Cisco	NSAM	but-core-a	NPE-150	Network Processing Engine NPE-150	1

Butterley	Cisco	NSAM	but-core-a	PA-4E1G/75	4 port E1 card	2

Butterley	Cisco	NSAM	but-core-a	PA-4T+	4 Port Serial Port Adapter, Enhanced	1

Butterley	Cisco	NSAM	but-core-a	MEM-NPE-64MB	2 32MB memory modules(64MB total)for NPE-200/NPE-150/NPE-100	1

Clonshaugh	Aastra	CVX	dub-cvx1-a	Unknown	Single Density CVX (Fully Equipped)	1

Clonshaugh	Aastra	CVX	dub-cvx1-b	Unknown	Single Density CVX (Fully Equipped)	1

SCHEDULE 5

APPORTIONMENT OF CONSIDERATION

Additional Network Assets	€1,677,794

Additional Properties	€600,000

Additional Contracts	€10

Insurance Proceeds	€10

EXECUTED by	)
NTL GROUP LIMITED	)
acting by: its duly authorised	)
attorney, Sonia Gordon

Attorney

/s/ Sonia Gordon

EXECUTED by	)
MS IRISH CABLE HOLDINGS B.V.	)
acting by:	) /s/ Scott W. Matlock

Attorney/special representative

Scott W. Matlock
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